Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statements (No. 333-82666, No. 333-113058, No. 333-138038) on Form S-3 and (No. 333-122657) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our report dated March 15, 2007, with respect to the consolidated balance sheets of Hersha Hospitality Trust as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2006, annual report on Form 10-K of Hersha Hospitality Trust.

Our report dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired The Courtyard by Marriott, Alexandria, VA (the Acquisition) during the year ended December 31, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, the Acquisition’s internal control over financial reporting associated with total assets of $245,000 and total revenues of $1.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquisition.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 15, 2007